Exhibit 10.1

Dated 19   March 2021

SHARE PURCHASE AGREEMENT

relating to

THE SALE OF THE ENTIRE ISSUED SHARE CAPITAL OF INTERACTIVE CONCEPTS BV

KAREL CALLENS

and

CLEVERTOUCH B.V.

CONTENTS

1	INTERPRETATION	1
2	SALE AND PURCHASE	7
3	PURCHASE PRICE	8
4	CLOSING	9
5	LEAKAGE	11
6	WARRANTIES	13
7	LIMITATIONS ON CLAIMS	13
8	CLAIMS	15
9	SPECIFIC INDEMNITIES	16
10	SUBSEQUENT SALE OF THE SALE SHARES	17
11	RESTRICTIONS ON THE SELLER	17
12	CONFIDENTIALITY AND ANNOUNCEMENTS	19
13	LIQUIDATED DAMAGES	21
14	NO CLAIMS AGAINST THE COMPANY	21
15	FURTHER ASSURANCE	22
16	ASSIGNMENT	22
17	ENTIRE AGREEMENT	23
18	VARIATION AND WAIVER	23
19	COSTS	23
20	NOTICES	23
21	INTEREST	25
22	SEVERANCE	25
23	AGREEMENT SURVIVES CLOSING	25
24	SUCCESSORS	25
25	THIRD PARTY RIGHTS	26
26	COUNTERPARTS	26
27	RIGHTS AND REMEDIES	26
28	INADEQUACY OF DAMAGES	26
29	LANGUAGE	26
30	GOVERNING LAW AND JURISDICTION	26
SCHEDULE 1 - PARTICULARS OF THE COMPANY		27
SCHEDULE 2 - WARRANTIES		28
Part 1 - General warranties		28
Part 2 - Tax Warranties		47
SCHEDULE 3 - PARTICULARS OF THE LEASEHOLD PROPERTY		50
SCHEDULE 4 - DISCLOSURE SCHEDULE		51
SCHEDULE 5 – TAX COVENANT		53
SCHEDULE 6 – MANAGEMENT AGREEMENT		54

AGREEMENT DATED 19 MARCH 2021.

BETWEEN

(1)	KAREL CALLENS, residing at Tempelierstraat 14, 8570 Anzegem, Belgium (Seller)

(2)	CLEVERTOUCH B.V., incorporated and registered in the Netherlands with company number 76186458 whose registered office is at Office Room 13, The Mixer, Landdrostlaan 51 at Apeldoorn, the Netherlands (Buyer)

(3)	SAHARA HOLDINGS LIMITED, incorporated and existing under the laws of England and Wales with company number 03947832 whose registered office is at Europa House Littlebrook Dc1, Shield Road, Dartford, Kent, England, DA1 5UR (Parent)

The Seller, the Buyer and the Parent are hereinafter jointly referred to as the Parties or each a Party.

RECITALS

(A)	The Company is Interactive Concepts BV incorporated in Belgium.

(B)	The Company has an issued share capital of EUR 30,000 divided into 300 registered shares without nominal value.

(C)	Further particulars of the Company at the date of this Agreement are set out in Schedule 1.

(D)	The Seller is the owner of the legal and beneficial title to the Sale Shares.

(E)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED

1	Interpretation

The definitions and rules of interpretation in this Clause apply in this Agreement.

1.1	Definitions:

Accounts	the financial statements of the Company as at and to the Accounts Date comprising the individual accounts of the Company, including the balance sheet, profit and loss account together with the notes on them (copies of which are attached to the Disclosure Schedule).

Accounts Date	31 December 2020.

Boxlight	Boxlight Corporation a United States corporation organized under the laws of the State of Nevada, whose registered office is at 1045 Progress Circle, Lawrenceville, Georgia 30043, being the ultimate parent company of the Buyer.

Business	the business of the Company carried out at Closing, namely the distribution of audio, visual and software solutions in Belgium.

Business Day	a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

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Buyer’s Lawyers	Cripps LLP of Number 22 Mount Ephraim, Tunbridge Wells, Kent, TN4 8AS, United Kingdom.

Carve-Out	has the meaning given in Clause 4.3.6.

Claim	a claim for breach of any of the Warranties.

Class A Common Stock	means the shares of the Class A voting common stock of Boxlight, par value $0.0001 per share.

Clause	means any clause in this Agreement.

Closing	the closing of the sale and purchase of the Sale Shares in accordance with this Agreement.

Closing Date	has the meaning given in Clause 4.2.

Company	Interactive Concepts BV, a company incorporated and registered in Belgium with the Crossroads Bank for Enterprises under number 0822607312 whose registered office is at Tempeliersstraat 14, 8570 Anzegem, further details of which are set out in Schedule 1.

Connected	in relation to a person, (a) such person’s spouse, and (b) any other person related to the first person or the first persons’ spouse within the third degree, (c) any physical person residing with the first person, and (d) any legal persons in which the first person and the persons set forth under (a) to (c) above or their respective successors directly or indirectly have an interest in any capacity including as provider of finance, director, manager, partner or shareholder of any company or any other legal entity, or as an employee, consultant, agent or subcontractor of any individual, company or other legal entity.

Consents	has the meaning given in paragraph 6.1 of Part 1 of Schedule 2.

Control	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person either:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Current Use	has the meaning given in paragraph 22.1 of Part 1 of Schedule 2.

Databases	has the meaning given in paragraph 19.1 of Part 1 of Schedule 2.

Director	each person who is a director of the Company as set out in Schedule 1.

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Disclosed	fairly disclosed (in or under the Disclosure Schedule and/or this Agreement (including its Schedules), in a clear and unambiguous manner, and in sufficient detail in order to allow a normally prudent and diligent buyer or its professional advisors to assess the significance and scope of the matter disclosed and its impact on the Company, and provided that there is no omission from the information disclosed that would prevent the significance or impact of the information disclosed to be apparent to the Buyer.

Disclosure Schedule	Schedule 4 to this Agreement.

EHS Laws	has the meaning given in paragraph 17.1 of Part 1 of Schedule 2.

EHS Matters	has the meaning given in paragraph 17.1 of Part 1 of Schedule 2.

EHS Permits	has the meaning given in paragraph 17.1 of Part 1 of Schedule 2.

Employee	has the meaning given in paragraph 21.1 of Part 1 of Schedule 2.

Employment Legislation	has the meaning given in paragraph 21.1 of Part 1 of Schedule 2.

Encumbrance	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Environment	has the meaning given in paragraph 17.1 of Part 1 of Schedule 2.

Financial Facilities	has the meaning given in paragraph 13.1.2 of Part 1 of Schedule 2.

First Deferred Consideration	means the sum of EUR 450,000.

Fundamental Warranties	has the meaning given in Clause 7.8.2.

Group	in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary from time to time (its holding company) and any other Subsidiaries from time to time of that company or its holding company. Each company in a Group is a member of the Group.

Harm	has the meaning given in paragraph 17.1 of Part 1 of Schedule 2.

Hazardous Substances	has the meaning given in paragraph 17.1 of Part 1 of Schedule 2.

Indemnity Claim	a claim for breach of any of the indemnities in Clause 9.

Initial Cash Consideration	means the sum of EUR 1,502,981.

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Initial Consideration Shares	means that number of shares of Class A Common Stock as shall be determined by dividing (a) EUR 350,000, by (b) 100% of the closing price per share of Boxlight’s Class A Common Stock, as traded in the United States on Nasdaq on the trading day which shall be five Business Days following Closing, to be allotted, credited as fully paid, to the Seller, in accordance with Clause 4.4.2.

Intellectual Property Rights	has the meaning given in paragraph 18.1 of Part 1 of Schedule 2.

IT Contracts	has the meaning given in paragraph 19.1 of Part 1 of Schedule 2.

IT System	has the meaning given paragraph 19.1 of Part 1 of Schedule 2.

Lease	has the meaning given in paragraph 22.1 of Part 1 of Schedule 2.

Leasehold Property	has the meaning given in paragraph 22.1 of Part 1 of Schedule 2.

Lease Sums	has the meaning given in paragraph 22.9 of Part 1 of Schedule 2.

Loss(es)	any expense, cost, penalty, payment, loss of value or income, or damage on a euro-for-euro basis incurred, borne or suffered by the Company or the Buyer in connection with a breach of the Warranties (i.e. any Warranty not being true, complete correct and/or not misleading to the extent that it omits to state a fact that should have been stated for the Warranty not to be misleading) or any of the undertakings and/or obligations of the Seller provided for in this agreement, but excluding reputational damages.

Management Agreement	has the meaning given in Clause 4.3.5.

Material Contract	has the meaning given in paragraph 11.1 of Part 1 of Schedule 2.

Material Counterparty	has the meaning given in paragraph 10.1 of Part 1 of Schedule 2.

Nasdaq	means the Nasdaq Capital Market securities exchange of the Nasdaq Stock Market.

Policies	has the meaning given in paragraph 7.2 of Part 1 of Schedule 2.

Proceedings	has the meaning given in paragraph 8.1 of Part 1 of Schedule 2.

Prospective Customer	has the meaning given in Clause 11.1.

Purchase Price	the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with Clause 3.

Records	has the meaning given in paragraph 24.1 of Part 1 of Schedule 2.

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Restricted Business	has the meaning given in Clause 11.1.

Restricted Customer	has the meaning given in Clause 11.1.

Restricted Person	has the meaning given in Clause 11.1.

Sale Shares	the 300 registered shares without nominal value in the Company, all of which are fully paid.

Second Deferred Consideration	means the sum of EUR 450,000.

Seller’s Lawyers	Ms. Nathalie Blauwblomme at Uniqum Advocaten of Beneluxpark 15, 8500 Kortrijk, nathalie.blauwblomme@uniqum.be.

Schedule	means any schedule to this Agreement.

Software	has the meaning given in paragraph 19.1 of Part 1 of Schedule 2.

Source Code	has the meaning given in paragraph 19.1 of Part 1 of Schedule 2.

Subsidiary	in relation to a company wherever incorporated (a holding company), any company in which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either:

(a)	a majority of the voting rights exercisable at shareholder meetings of that company; or

(b)	the right to appoint or remove a majority of its board of directors,

and any company which is a Subsidiary of another company is also a Subsidiary of that company’s holding company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time.

“Tax”

all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or other liabilities in the nature of taxation wherever chargeable and whether of Belgium or any other jurisdiction (including, for the avoidance of doubt, social security contributions in Belgium and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating to it, including (but without limitation):

(a)	any amount of tax which is the subject of or results in a charge, security or right to sell imposed by, or provided by law to, a Tax Authority over any of the assets of the Company; and

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(b)	all interest, penalties, surcharges, fines and other charges relating to any of the above or to a failure to make any return, comply with any reporting requirements or supply any information in connection with any of the above or any failure to register, deregister or give any notification in respect of any of them and the cost of removing any charge or other encumbrance imposed by a Tax Authority.

“Tax Authority”	means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having functions in relation to Tax (including, for the avoidance of doubt, the Federal or Flemish tax administration).

Tax Covenant	the tax covenant set out in Schedule 5.

Tax Savings	has the meaning given in Clause 7.11.

Tax Warranties	the warranties set out in Part 2 of Schedule 2.

Transaction	the transaction contemplated by this Agreement or any part of that transaction.

Transaction Documents	this Agreement, and any other document to be entered into pursuant to this Agreement in connection with the Transaction.

Usual Business Hours	has the meaning given in Clause 20.6.

Virus	has the meaning given in Paragraph 19.1 of Part 1 of Schedule 2.

Warranties	the warranties given pursuant to Clause 6.1 and set out in Schedule 2.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	References to Clauses and Schedules are to the Clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5	A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	A person includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

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1.8	This Agreement shall be binding on and ensure to the benefit of, the parties to this Agreement and their respective successors and permitted transferee and references to a party shall include that party’s personal representatives, successors and permitted transferees.

1.9	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.10	A reference to writing or written includes email (unless otherwise expressly provided in this Agreement).

1.11	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.12	Unless otherwise provided, a reference to a law is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.13	A reference to a law shall include all subordinate legislation made from time to time under that law.

1.14	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.15	References to times of day are, unless the context otherwise requires, to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.16	Any amount expressed to be in Euros shall, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this Agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this Agreement (or, if that is not a Business Day, the Business Day immediately following it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be Barclays Bank Plc’s spot rate for the purchase of that currency with Euros at the time of the deemed conversion.

2	Sale and purchase

2.1	On the terms of this Agreement, the Seller shall sell and the Buyer shall buy, with effect from Closing, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Closing Date.

2.2	The Seller covenants with the Buyer that:

2.2.1	it has the right to sell the Sale Shares on the terms set out in this Agreement;

2.2.2	it shall take all further actions as required to give the Buyer the full legal and beneficial title to the Sale Shares;

2.2.3	it sells the Sale Shares free from all Encumbrances;

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2.2.4	there is no right to require the Company to issue any share capital or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company; and

2.2.5	no commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any share capital and no person has claimed any rights in connection with any of those things.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3	Purchase Price

3.1	The Purchase Price for the Sale Shares shall be the aggregate of the following payments:

3.1.1	the Initial Cash Consideration, to be paid in cash on Closing to the Seller in accordance with Clause 3.3; plus

3.1.2	the Initial Consideration Shares, to be issued to the Seller in accordance with Clause 4.4.2; plus

3.1.3	the First Deferred Consideration, to be paid in cash to the Seller on the date falling 90 days after the Closing Date; plus

3.1.4	the Second Deferred Consideration, to be paid in cash to the Seller, subject to and in accordance with the Clause 3.4.

3.2	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any:

3.2.1	Claim; or

3.2.2	Indemnity Claim.

3.3	All payments to be made to the Seller under this Agreement shall be made in Euros by electronic transfer of immediately available funds to the account of the Seller with number BE15 0634 9185 7430 GKCC BEBB (Belfius).

3.4	The Second Deferred Consideration shall be paid by the Buyer in three equal tranches of EUR 150,000, whereby the first tranche will be payable on 31 December 2021, the second tranche will be payable on 31 December 2022 and the third tranche will be payable on 31 December 2023.

3.5	The Buyer shall be entitled (at its sole discretion) to withhold the amount of any claim it has against the Seller under this agreement from the First Deferred Consideration and/or Second Deferred Consideration and to treat its obligation to make such payment as being suspended pro tanto by the amount so withheld.

3.6	The Parent guarantees the performance of the payment obligations of the Buyer in relation to the First Deferred Consideration and the Second Deferred Consideration, as well as the obligations of the Buyer in relation to the issuance of the Initial Consideration Shares, provided that (i) the Buyer fails to perform or satisfy its payment obligations in relation to the payment of the First Deferred Consideration and/or the Second Deferred Consideration for thirty (30) calendar days following a notice of default sent by the Seller in accordance with Clause 20 and (ii) the Seller has complied with all its obligations under this Agreement. Any obligation of the Parent under this Clause 3.6 shall be subject to any exceptions and defenses the Buyer has under this Agreement and the applicable laws. The obligations of the Parent pursuant to this Agreement are limited to the obligations set out in this Clause 3.6.

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4	Closing

4.1	Closing shall take place on the Closing Date at such place or time as agreed in writing by the Seller and the Buyer.

4.2	In this Agreement, Closing Date means the date of this Agreement.

4.3	At Closing, the Seller shall:

4.3.1	transfer the Sale Shares in such form as is necessary for the Buyer to acquire legal ownership of the Sale Shares in accordance with the laws of Belgium;

4.3.2	deliver to the Buyer the original copy of the Company’s share register;

4.3.3	deliver to the Buyer any documents necessary to transfer the Sale Shares in accordance with Clause 4.3.1 and any other documents referred to in this Agreement as being required to be delivered by the Seller;

4.3.4	deliver the written resignations, in agreed form, of the Seller as the statutory director (“statutair bestuurder”) of the Company, and his successors, resigning from their offices with the Company, without prejudice to Clause 4.5.2;

4.3.5	deliver two (2) originals of the management agreement in the form as attached in Schedule 6 (“Management Agreement”) and the representative letter duly signed and initialled by the Seller on the Closing Date; and

4.3.6	deliver evidence, to the satisfaction of the Buyer, of the completion of a transfer and assignment of the pension, life and invalidity insurances with respect to the Seller with KBC Verzekeringen, (“Carve-Out”) whereby the Company shall have no further liability in relation to such policies and the Carve-Out and the Seller shall irrevocably and unconditionally (a) assume full and exclusive responsibility for such insurance policies and (b) waive and release, and hold harmless and indemnify, the Company, to the maximum extent allowed by law, from and against any liability in relation to the aforementioned policies and the carve-out, it being understood that if the Carve-Out is not fully completed at Closing, the Buyer may elect to proceed with Closing, and the Parties shall fulfil any further formalities to complete the Carve-Out as soon as possible after the Closing Date pursuant to Clause 15;

4.3.7	provide to the Buyer and the Buyer’s Lawyers an electronic encrypted storage device (e.g. USB memory stick) with a copy of all documents made available to the Buyer for purposes of conducting its due diligence; and

4.3.8	provide to the Buyer a detailed overview of the inventory of the Company as at the Closing Date.

4.4	At (or where stated following) Closing, the Buyer shall, or shall procure (subject to the Seller complying with Clause 4.3):

4.4.1	pay the Initial Cash Consideration in accordance with Clause 3;

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4.4.2	within 30 days after Closing, the Initial Consideration Shares (to be determined as indicated in the relevant definition, taking into account the closing price per share as traded in the United States on Nasdaq on the trading day which shall be five Business Days following Closing) are issued to the Seller, by Boxlight issuing a share certificate evidencing the Initial Consideration Shares appropriately registered in the name of the Seller;

4.4.3	deliver a copy of the resolution in agreed form adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this Agreement and any other documents referred to in this Agreement as being required to be delivered by the Buyer;

4.4.4	deliver to the Seller an executed counterpart of the Management Agreement.

4.5	At (or where stated following) Closing, the Parties:

4.5.1	or their duly authorised attorney-in-fact shall record the transfer of the Sale Shares to the Buyer in the share register of the Company, and shall sign the Company’s share register to that effect.

4.5.2	shall procure that a resolution of the shareholders of the Company is passed to approve the appointment for an indefinite term of Mr. Mark Starkey, Mr. Patrick Foley and the Seller as non-statutory directors of the Company, whose offices shall be non-remunerated; to the extent practicable the Parties shall procure that, an extraordinary general meeting of shareholders of the Company shall be held at the Closing Date or as soon as possible after Closing, before a notary public, which will decide on (i) a name change of the Company, (ii) the adoption of the new Code of Companies and Associations, (iii) the acknowledgement of the resignation of the Seller as a statutory director of the Company, (iv) the granting of discharge to the Seller for its management during any period prior to Closing and (v) any other amendments to the Articles of Association as the Buyer may decide in its sole discretion, in accordance with article 5:98 of the Belgian Code of Companies and Associations. The Parties explicitly acknowledge that the granting of (interim) discharge will not affect any of the rights of the Buyer under this Agreement. The Buyer shall make sure that at the next annual general meeting(s) of shareholders of the Company discharge will be granted to the Seller for the full period of his mandate, in accordance with and subject to article 5:98 of the Belgian Code of Companies and Associations taking into account the information that has been Disclosed prior to the date of this agreement.

4.5.3	shall procure that a meeting of the board of directors of the Company is held to approve (i) the entering by the Company into the Management Agreement, (ii) a new delegation of management and banking powers, as determined by the Buyer and (iii) such further matters as identified by the Parties.

4.5.4	shall procure that the registered office address of the Company is changed within 60 days following Closing.

4.6	As soon as possible after Closing, the Seller shall send to the Buyer (at the Company’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company, which are not kept at the Leasehold Property and which are not otherwise required to be delivered at Closing.

4.7	The effectiveness of the actions taken by the Seller on Closing is conditional upon the Buyer duly taking the actions required to be taken by it at or shortly following Closing and vice versa. The Buyer may at any time waive some or all of the Seller’s obligations on Closing by giving advance notice.

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5	LEAKAGE

5.1	In this Clause 5 and in this Agreement the following words shall have the following meanings:

Leakage: has the meaning given in Clause 5.2;

Leakage Amount: means, in relation to any breach of a Leakage Undertaking, the aggregate of (as appropriate):

5.1.1	the amount of the payment made, payable or incurred by the Company;

5.1.2	the amount (or, if it is satisfied otherwise than in cash, the market value) of the dividend or distribution declared, made or paid by the Company;

5.1.3	the market value of the asset transferred or surrendered, or of the benefit provided, by the Company;

5.1.4	the amount of the liability undertaken, assumed, indemnified, incurred or guaranteed by the Company; or

5.1.5	the amount of the debt or liability waived, released, reduced or discharged by the Company,

in the case of 5.1.3, 5.1.4 or 5.1.5 above, net of the amount of any cash consideration, or the market value of any other consideration, received by the Company for the relevant asset, benefit, liability, assumption, indemnity, incurring, guarantee, waiver, release, reduction or discharge;

in each case net of and reduced with the amount of any associated Tax Savings from which the Company benefits in connection with or in respect of any matter referred to above.

Leakage Undertaking: has the meaning given in Clause 5.2;

Permitted Leakage: each and any of the following:

5.1.6	any payments made (or to be made) by the Company to the Seller or a in the ordinary course, on arm’s length terms and on a basis consistent with past practice, but not exceeding in aggregate EUR 500;

5.1.7	any payments made (or to be made) by the Company which have been specifically accrued or provided for in the Accounts; and

5.1.8	any other payment, accrual, transfer of assets or assumption of liability by the Company which the Buyer has expressly approved in writing,

5.1.9	the dividend declared and paid by the Company on 12/3/2021, to the amount of EUR 249,272.52, provided that applicable withholding tax is fully paid by the Company

5.1.10	the payment of the current account due to the Seller, to the amount of EUR 57,772.93;

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5.2	Save in respect of any Permitted Leakage, the Seller undertakes to the Buyer that between 31 December 2020 and Closing that:

5.2.1	the Company has not declared, made or paid any dividend or distribution (whether in cash or in kind) to any of the Seller (or any person Connected with the Seller);

5.2.2	the Company has not made any repayment of principal on, payment of any interest on or other payment in relation to any debt or other obligation to any of the Seller or any person Connected with the Seller;

5.2.3	the Company has not made any payments of any kind (including salary, pension contributions, bonuses, ex gratia payments, fees, charges or compensation) to, or granted future benefits to, or transferred or surrendered assets to, or for the benefit of the Seller or any person Connected with the Seller;

5.2.4	the Company has not assumed, incurred, indemnified or discharged any liability or obligation (whether actual, future or contingent) in favour of or for the benefit of the Seller or any person Connected with the Seller;

5.2.5	the Company has not made any payments to any of the Seller or any person Connected with the Seller in respect of the issue, redemption, purchase, repayment or cancellation of any share capital, loan capital or other securities of the Company or any other return of capital;

5.2.6	the Company has not created any charge or other Encumbrance over any of its assets in favour of or for the benefit of the Seller or any person Connected with the Seller;

5.2.7	the Company has not made any payments by way of management or similar fees to the Seller or any person Connected with the Seller;

5.2.8	the Company has not waived, deferred, released, reduced or discharged all or any part of any liability or obligation owed to it by the Seller or any person Connected with the Seller, whether that amount was due and payable;

5.2.9	the Company has not made any payments in respect of fees or expenses to any advisor of the Seller or any person Connected with the Seller in relation to the transaction which is the subject matter of this Agreement;

5.2.10	no Tax has been incurred or become payable by the Company as a consequence of any of the matters referred to in Clauses 5.2.1 to 5.2.9 (inclusive) occurring;

5.2.11	the Company has not undertaken, agreed or arranged (conditionally or otherwise) to do or give effect to any of the matters referred to in Clauses 5.2.1 to 5.2.9 (inclusive).

(each a “Leakage Undertaking” and together the “Leakage Undertakings” and the occurrence of any of the matters set out in this Clause 5.2 on or after the 31 December 2020 and at or before Closing constituting an incident of “Leakage”).

5.3	The Seller undertakes to the Buyer to notify the Buyer in writing ten Business Days after becoming aware of any Leakage, and in each case within 90 days following Closing.

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5.4	In the event of any breach of any Leakage Undertaking, the Seller shall pay to the Buyer within ten Business Days of a written demand a sum equal to the Leakage Amount.

5.5	The parties acknowledge and agree that notwithstanding any other provision of this Agreement none of the provisions of Clause 7 shall apply to any claim or demand under this Clause 5.

5.6	Notwithstanding any other provision of this Agreement, nothing in the Disclosure Schedule shall qualify or limit the liability of the Seller under this Clause 5.

5.7	Nothing in this Clause 5 shall apply to limit the liability of the Seller in respect of any claim for breach of the Leakage Undertakings to the extent that it arises or is increased as a consequence of, or is delayed as a result of, fraud or wilful deceit (bedrog) on the part of the Seller.

6	Warranties

6.1	The Seller warrants to the Buyer that each Warranty is true and not misleading to the extent that it omits to state a fact that should have been stated for the Warranty not to be misleading on the date of this Agreement (or on any other date specifically indicated in the Warranties) and shall indemnify the Buyer or the Company (at the option of the Buyer) for any Losses.

6.2	Warranties qualified by the expression so far as the Seller is aware (or any similar expression) are deemed to be given and refer to the actual knowledge of the Seller and the knowledge which the Seller could or should have had in his capacity of shareholder and sole statutory director of the Company.

6.3	The Buyer and its advisors have been entitled to conduct a due diligence investigation regarding the Company and have had the opportunity to investigate and review the information made available by the Seller in a data room. The Buyer confirms that, at the date of this Agreement, it is not aware, on the basis of the data room or the information Disclosed of any facts, matters, events or circumstances which could give rise to a Claim under this Agreement. The Seller shall not be liable in respect of any Claim to the extent that the matters, facts, events and circumstances have been Disclosed in the Disclosure Schedule and unless these matters, facts, events and circumstances relate to a breach of the Fundamental Warranties or result in an Indemnity Claim.

6.4	For the avoidance of doubt, the rights and remedies of the Buyer in respect of any Claim or claim under the Tax Covenant shall not be affected by Closing.

7	Limitations on Claims

7.1	Save as provided under Clause 7.8, this Clause 7 limits the liability of the Seller in relation to any Claim.

7.2	The aggregate liability of the Seller for all Claims shall not exceed an amount equal to 30% of the Purchase Price, with the exception of any Claim for a breach of the Tax Warranties for which the aggregate liability of the Seller shall amount to 50% of the Purchase Price

7.3	The Seller shall not be liable for a Claim unless:

7.3.1	the Seller’s liability in respect of such Claim (together with any connected Claims) exceeds EUR 5,000; and

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7.3.2	the amount of the Seller’s liability in respect of such Claim, either individually or when aggregated with the Seller’s liability for all other Claims (other than those excluded under Clause 7.3.1) exceeds EUR 50,000, in which case the Seller shall be liable for the whole amount of the Claim and not just the amount above the threshold specified in this Clause 7.3.2.

7.4	The Seller shall not be liable for a Claim if and to the extent that the Claim:

7.4.1	arises from facts, events or circumstances that have been Disclosed; or

7.4.2	relates to a matter specifically and fully provided for in the Accounts.

7.5	The Seller shall not be liable for a Claim (other than a Claim pursuant to the Tax Warranties) unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller in the period of 2 years commencing on the Closing Date. Any Claim for a breach of the Tax Warranties shall lapse unless it has been notified by or on behalf of the Buyer to the Seller within 3 months after the expiry, under the applicable legal statute of limitation, of the right of any relevant Tax Authority to make or issue a claim against the Company.

7.6	Where notice of a Claim (other than a Claim pursuant to the Tax Warranties) is given under Clause 7.5 but legal proceedings have not been issued and served within the period of 12 months (beginning with the day on which the notice is deemed to be received), such Claim shall be deemed to be withdrawn.

7.7	The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same Losses.

7.8	Nothing in this Clause 7 or Schedule 5 applies to exclude or limit the liability of the Seller:

7.8.1	If and to the extent that a Claim or a claim under the Tax Covenant arises or is delayed as a result fraud, or wilful deceit (bedrog) by the Seller, its agents or advisers; or

7.8.2	for any Claim made under the Warranties in paragraph 1.1, paragraph 1.2, paragraph 2.1, paragraph 2.2, or paragraph 2.3 of Part 1 of Schedule 2 (the “Fundamental Warranties”).

7.9	Recovery from insurers or other third parties: The Seller shall have no obligation to reimburse the Buyer nor the Company of any Claim if and to the extent that the Losses in respect of which the Claim is made are actually recovered from any third party, it being understood that the Buyer shall and shall procure that the Company shall make all commercially reasonable efforts with a view to the recovery of any (part of any) Losses from any third party, insofar this is permitted by applicable laws.

7.10	Duty to mitigate: nothing in this agreement restricts or limits the Buyer’s general obligation under the law to avoid or mitigate any loss or damage which it may incur in connection with a matter giving rise to a Claim.

7.11	Any amount owed by the Seller in respect of any Claim shall be reduced by the amount of any Tax Savings for the Buyer or the Company arising from the Loss in respect of which the Claim has been made.

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If the amount of the Tax Savings arising from a Loss as contemplated in this Clause is determined after payment by the Seller of any amount in discharge of the Claim, the Buyer shall pay to the Seller an amount equal to the difference between:

7.11.1	the amount paid by the Seller to the Buyer; and

7.11.2	the amount that the Purchaser would have received if such Tax Savings had been taken into account in determining the amount due by the Seller in accordance with this Clause.

For the purposes of this Clause “Tax Savings” means the amount by which any Tax for which the Buyer or the Company as the case may be would otherwise have been liable is reduced as a result of such Loss in the same financial year as the financial year in which the Loss occurs.

7.12	Tax Gross-Up. If any amount paid in relation to a Claim is subject to any Tax, the amount so payable shall be increased by such amount as is necessary to ensure that after the payment of such Tax there shall be left a sum equal to the amount that the Buyer would have received pursuant to this Agreement in the absence of such Tax.

7.13	The Seller shall not be liable for any Claim to the extent that the matter giving rise to the relevant Claim would not have arisen (or the amount of Losses would have been lower) but for the passing of, or a change in, a law or administrative practice of a government, governmental agency or regulatory body, or an increase in the Tax rates or an imposition of a new Tax after the date of the agreement.

8	CLaims

8.1	Defence of third-party claims

If a Claim notified by the Buyer to the Seller arises as a result of or in connection with a claim brought or threatened by a third party (a “Third Party Claim”), then, until such time as any final compromise, agreement, final judgment or award by a competent court or arbitral tribunal in respect of that Third Party Claim is made or that Third Party Claim is otherwise finally disposed of, the following shall apply:

(a)	the Buyer shall (i) consult with, and shall procure that the Company consults with, the Seller in the defence of such Third Party Claim and (ii) ensure that the remarks of the Seller in respect of the conduct of any proceedings relating to the Third Party Claim or on draft letters or other material documents and material correspondence which the Company proposes to send to such third party in connection with the Third Party Claim are taken into account;

(b)	the Buyer shall procure that the Company does not make any admission of liability, agreement or settlement in relation to the Third Party Claim without the approval of the Seller (which shall not be unreasonably withheld or delayed). If the Buyer or the Company receives a bona fide settlement proposal in respect of a Third Party Claim, the Buyer shall and shall cause the Company to inform the Seller as soon as reasonably practicable.

(c)	the Buyer shall, and shall procure that the Company shall, provide the Seller with reasonable information as to the progress of the Third Party Claim from time to time;

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(d)	the Buyer shall use its best efforts, and shall procure that the Company shall use its best efforts, to conduct the dispute, defense or compromise in relation a Third Party Claim in a diligent and careful manner;

(f)	the Seller shall bear alone all costs which he incurs in connection with his participation in the defence of a Third Party Claim.

8.2	Conduct of claims

In connection with any Claim made by the Buyer against the Seller (other than any Claim for Tax under 0 or for breach of the Tax Warranties), the Buyer shall describe in reasonable detail the facts or circumstances that give rise to the Claim and state the amount of the Loss claimed (or a preliminary estimate thereof) including a copy of the relevant supporting documentation establishing the basis of the Claim.

9	SPECIFIC Indemnities

9.1	Without limiting any other rights or remedies the Buyer may have, the Seller shall indemnify the Buyer or , at the Buyer’s option, the Company -taking into account that the Buyer and the Company shall in no event be indemnified twice for the same Loss as a result of a provision allowing the Buyer to choose whether the indemnification shall be paid to itself or the Company- against all Losses suffered or incurred by the Buyer or the Company arising out of or in connection with any of the following matters:

9.1.1	the cash of the Company at Closing being less than EUR 1,400,000;

9.1.2	the Accounts not providing a true and complete view of the equity of the Company, at the Accounts Date, it being understood that the impact of any Claim or Indemnity Claim (with the exception of any Indemnity Claim pursuant to this Clause 9.1.2) on the equity of the Company at the Accounts Date shall not be considered to result in the Accounts not providing a true and complete view of the equity of the Company, for the purposes of this Clause 9.1.2;

9.1.3	any obligation under the Tax Covenant, as set out in 0.

9.2	Any payment made by the Seller in respect of an Indemnity Claim shall include:

9.2.1	an amount in respect of all reasonable costs and expenses incurred by the Buyer or the Company (as the case may be) in bringing the relevant Indemnity Claim; and

9.2.2	any amount necessary to ensure that, after the deduction of any Tax due on the payment, the Buyer or, the Company (as the case may be) is left with the same amount it would have had if the payment was not subject to Tax.

9.3	For the avoidance of doubt, Parties acknowledge that any Indemnity Claim shall not be subject to the limitations set forth in Clause 7, except for:

-	Clause 7.11 and 7.12;

-	Clause 7.2, with the understanding that the aggregate liability of the Seller under this Clause 9 shall not exceed 50% of the Purchase Price, which amount shall not be reduced as a result of a Claim;

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-	Time limitations as stated in Clause 7.5, it being understood that an Indemnity Claim pursuant to the Tax Covenant shall lapse unless it has been notified by or on behalf of the Buyer to the Seller within 3 months after the expiry, under the applicable legal statute of limitation, of the right of any relevant Tax Authority to make or issue a claim against the Company.

10	Subsequent sale of the sale shares

10.1	The Buyer shall not sell or otherwise transfer all or part of the Sale Shares to any non-EEA Company for a twelve-months period as from the date of Closing and shall fully indemnify Seller in case of breach of this covenant and shall reimburse the Seller for all related or resulting Taxes.

10.2	The Buyer further agrees and undertakes not to sell or otherwise transfer all or part of the Sale Shares to any individual or any EEA company without first obtaining a written statement of the transferee (a copy of which shall be delivered to the Seller) not to subsequently sell or otherwise transfer all or part of the Shares to any non-EEA company for a twelve-months period as from the Completion Date. Buyer shall fully indemnify and hold harmless Seller in case of breaches of this covenant or statement by the transferee and shall reimburse the Seller for all related or resulted Taxes.

11	Restrictions on the Seller

11.1	In this Clause, the following words and expressions shall have the following meanings:

11.2	Prospective Customer: a person who is at Closing, or has been at any time during the period of 12 months immediately preceding the Closing Date, in discussions with the Company with a view to becoming a client or customer of the Company.

11.3	Restricted Business: any business that is or would be in competition with any part of the Business, as it is being carried on at the Closing Date.

11.4	Restricted Customer: any person who is at Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date, a client or customer of, or in the habit of dealing with, the Company.

11.5	Restricted Person: any person who is at Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date, employed or directly or indirectly engaged by the Company.

11.6	The Seller undertakes to each of the Buyer and the Company that it shall not (either directly or indirectly shall):

11.6.1	at any time during the period of 3 years commencing on the Closing Date, in Belgium, carry on or be engaged, concerned or interested in, or in any way assist, a Restricted Business;

11.6.2	at any time during the period of 3 years commencing on the Closing Date:

11.6.2.1	canvass, solicit or otherwise seek the custom of Restricted Customer or Prospective Customer with a view to providing goods or services to that Restricted Customer or Prospective Customer in competition with the Business (or any part of it); or

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11.6.2.2	induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company, or do any other thing which is reasonably likely to have such an effect;

11.6.3	at any time during the period of 3 years commencing on the Closing Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to that Restricted Customer or Prospective Customer in competition with the Business (or any part of it);

11.6.4	at any time during the period of 3 years commencing on the Closing Date, have any business dealings with, solicit, entice or attempt to entice away any person who is at Closing, or has been at any time during the period of 3 years immediately preceding the Closing Date, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying or to reduce its supply of goods and/or services to the Company or to vary adversely the terms upon which it conducts business with the Company;

11.6.5	at any time during the period of 3 years commencing on the Closing Date offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person or procure or facilitate the making of any such offer or attempt by any other person;

11.6.6	at any time after Closing, use in the course of any business:

11.6.6.1	the words “Interactive Concepts”;

11.6.6.2	any trade or service mark, business or domain name, design or logo which, at Closing, is or has been used by the Company in connection with the Business; or

11.6.6.3	anything which, in the reasonable opinion of the Buyer, is capable of confusion with the words, marks, names, designs or logos referred to in Clause 11.6.6.1 or Clause 11.6.6.2;

11.6.7	at any time after Closing, do or say anything which may be harmful to the reputation of the Company; or

11.6.8	at any time after Closing, present himself or permit himself to be presented as (other than in the course of the Management Agreement and directorship with the Company):

11.6.8.1	connected in any capacity with the Company; or

11.6.8.2	interested or concerned in any way in the Sale Shares (or any of them).

11.7	The undertakings in Clause 11.6 are intended for the benefit of, and shall be enforceable by, each of the Buyer and the Company and shall apply to actions carried out by the Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent or otherwise) and whether directly or indirectly, on behalf of the Seller or on behalf of, or jointly with, any other person.

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11.8	Each of the Seller’s undertakings in Clause 11.6 is a separate undertaking and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other undertakings contained in that Clause.

11.9	The parties acknowledge that the Seller has confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the undertakings in Clause 11.6 is considered fair and reasonable by the parties.

11.10	The consideration for the undertakings contained in Clause 11.6 is included in the Purchase Price.

12	Confidentiality and announcements

12.1	The Seller undertakes to each of the Buyer and the Company that he shall:

12.1.1	keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer’s Group;

12.1.2	not disclose any of the information referred in Clause 12.1.1 (whether in whole or in part) to any third party, except as expressly permitted by this Clause 12; and

12.1.3	not make any use of any of the information referred in Clause 12.1.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement or the Management Agreement or the directorship.

12.2	Nothing in this Agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Closing, of any information relating to the Company or to restrict its use of such information after Closing.

12.3	Notwithstanding any other provision of this Agreement, neither party is required to keep confidential or to restrict its use of any information that:

12.3.1	is or becomes public knowledge or otherwise generally available to the public (other than as a direct or indirect result of the information being disclosed in breach of this Agreement);

12.3.2	the parties agree in writing is not confidential; or

12.3.3	was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party’s knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

12.4	Either party may disclose any information that it is otherwise required to keep confidential under this Clause 12:

12.4.1	to any employees, officers, consultants, representatives or advisers of any member of its Group who need to know such information for the purposes of advising on this Agreement or facilitating the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that the recipients shall, in relation to the information disclosed to them, comply with the obligations set out in this Clause 12 as if the recipients were that party. The party making a disclosure under this Clause shall, at all times, be liable for the failure by its recipients to comply with the obligations set out in this Clause;

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12.4.2	in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer;

12.4.3	in the case of the Buyer only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants in connection with the financing of the Transaction;

12.4.4	with the prior consent in writing of the other party;

12.4.5	to confirm either that the Transaction has taken place or the Closing Date, but without otherwise revealing any other terms of the Transaction or making any other announcement; or

12.4.6	to the extent that the disclosure is required:

12.4.6.1	by the laws of any jurisdiction to which the disclosing party is subject;

12.4.6.2	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

12.4.6.3	to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

12.4.6.4	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

12.4.6.5	to protect the disclosing party’s interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so) the disclosing party gives the other party as much notice of the disclosure as possible.

12.5	Each party shall supply the other party with such information about itself, its Group or this Agreement as the other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any Tax Authority or securities exchange of competent jurisdiction to which the other party is subject.

12.6	Subject to Clause 12.7, Clause 12.8 and Clause 12.9, neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement or the Transaction (announcement) without the prior written consent of the other party.

12.7	Nothing in Clause 12.6 shall prevent either party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange or any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other party and takes into account the reasonable requests of the other party in relation to the content of such announcement before it is made.

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12.8	The parties shall issue a press release in agreed form immediately after Closing.

12.9	The Buyer may at any time after Closing announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company or any other member of the Buyer’s Group.

13	Liquidated damages

13.1	In case of breach or infringement of any of the undertakings set out in Clause 10 and 12.1 by the Seller or a person connected to the Seller, the Seller shall pay to the Buyer or, at the Buyer’s sole option, to the Company, an amount of EUR 100,000 for each breach or infringement and, in addition, an amount of EUR 10,000 for each day such breach or infringement continues, without the need to serve notice on the Seller or the need of a court order and without prejudice to the right of the Buyer and/or the Company to recover damages in excess of the amounts specified in this Clause 13.1.

13.2	The Parties recognize that irreparable harm would result from any breach of Clause 10 and 12.1 and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in addition to any other remedy which may be available to the Buyer, including the indemnification undertakings set forth this Clause 13, if the Seller or a person connected to the Seller breach a restriction included in Clause 10 and 12.1, the Parties acknowledge that the Buyer or, at the Buyer’s option, the Company, may seek injunctive relief in a court of competent jurisdiction to stop any such breach.

14	No claims against the Company

14.1	The Seller confirms to the Buyer and the Company that (other than in respect of the Transaction Documents):

14.1.1	the Company has no liability, obligation or commitment of any kind to any of the Seller (or any person Connected with the Seller); and

14.1.2	no circumstances or arrangements exist under which the Company could have any liability, obligation or commitment of any kind to any of the Seller (or any person Connected to the Seller).

14.2	To the extent that any such liability, obligation or commitment exists (without prejudice to Clause 14.1), the Seller irrevocably and unconditionally:

14.2.1	agrees with the Buyer that he shall not (and undertakes to procure that each person Connected to him shall not) at any time bring any claim or other action of any kind against the Company or any of their directors, officers or employees in relation to any such liability, obligation or commitment;

14.2.2	waives (and undertakes to procure that each person Connected to him shall waive) any and all rights which it or any of them may have or be entitled to exercise or which may arise (now or in the future and whether now known or not) in relation to any such liability, obligation or commitment; and

14.2.3	releases (and undertakes to procure that each person Connected to him shall release) the Company from any and all liabilities, obligations and commitments which may be owing by the Company to him or any of them (except for any liability, obligation or commitment arising from the Transaction Documents),

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14.3	and the Seller shall indemnify and hold harmless the Buyer against and accordingly pay to the Buyer an amount equal to all losses to the extent incurred or suffered by the Buyer or Company arising as a result of or in connection with any failure of that Seller to comply with his obligations under Clause 14.2.

15	Further assurance

15.1	The Seller shall, (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement.

15.2	Pursuant to this Clause 15.2, the Seller shall, among other things, provide further assistance as further required to ensure the completion of the required formalities by the Company in order for it to benefit from the tax shelter regime resulting in a tax free reserve of EUR 316,840, which the Company applied for in the financial years 2018 and 2019.

16	Assignment

16.1	Subject to the further provisions of this Clause 16, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other Transaction Document).

16.2	Each party confirms it is acting on its own behalf in relation to the Transaction and not for the benefit of any other person.

16.3	The Buyer may assign or transfer its rights (but not its obligations) under this Agreement (or any other Transaction Document) to:

16.3.1	another member of its Group for so long as that company remains a member of the Buyer’s Group. The Buyer shall procure that any company assigns any rights assigned to it in accordance with this Clause 16.3 back to the Buyer or to such other member of the Buyer’s Group as it may nominate immediately before that company ceases to be a member of the Buyer’s Group; or

16.3.2	any person to whom the Sale Shares are sold or transferred by the Buyer following Closing.

16.4	The Buyer may grant security over, or assign by way of security, any or all of its rights under this Agreement for the purposes of, or in connection with, the financing (whether in whole or in part) of the Transaction or any of its working capital or other requirements. On the enforcement of any security of a kind referred to in this Clause 16.4, the Buyer, or any administrative receiver of the Buyer or any person having the benefit of such security may assign any or all of the relevant rights to any person, but the Seller’s liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

16.5	If there is an assignment or transfer of the Buyer’s rights under Clause 16.3 or Clause 16.4:

16.5.1	the Seller may discharge its obligations under this Agreement to the Buyer until it receives notice of the assignment or transfer; and

16.5.2	the assignee or transferee may enforce this Agreement as if it were named in this Agreement as the Buyer, but the Buyer shall remain liable for any obligations under the agreement.

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17	Entire agreement

17.1	This Agreement (together with any other Transaction Document), constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

17.2	Each party acknowledges that in entering into this Agreement, and any other Transaction Document, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or any other Transaction Document.

17.3	Each party agrees that it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this Agreement or any other Transaction Document.

17.4	Nothing in this Clause 17 operates to limit or exclude any liability for fraud.

18	Variation and waiver

18.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

18.2	A waiver of any right or remedy under this Agreement or by law is only effective if it is given in writing. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

18.3	A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

18.4	A party that waives a right or remedy provided under this Agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

19	Costs

Except as expressly provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the Transaction, including the negotiation, preparation and execution of this Agreement and the other Transaction Documents.

20	Notices

20.1	For the purposes of this Clause 20 (but subject to Clause 20.7), notice includes any other communication.

20.2	A notice given to a party under or in connection with this Agreement:

20.2.1	shall be in writing and in English (or be accompanied by an accurate translation into English);

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20.2.2	shall be sent to the relevant party for the attention of the contact and to the address or, email address specified in Clause 20.3, or such other contact, address or email address as that party may notify in accordance with Clause 20.4;

20.2.3	shall be:

20.2.3.1	delivered by hand;

20.2.3.2	sent by pre-paid first class post or another next working day delivery service;

20.2.3.3	sent by pre-paid airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); or

20.2.3.4	sent by email; and

20.2.4	unless proved otherwise is deemed received as set out in Clause 20.5.

20.3	The addresses and email addresses and contacts for service of notices are:

20.3.1	SELLER

20.3.1.1	address: Tempeliersstraat 14, 8570 Anzegem

20.3.1.2	email address: kcallens.ic@gmail.com

20.3.1.3	with a copy to Seller’s lawyer at nathalie.blauwblomme@uniqum.be

20.3.2	BUYER

20.3.2.1	address: the Buyer’s registered office from time to time

20.3.2.2	for the attention of: Patrick Foley

20.3.2.3	email address: patrick.foley@boxlight.com

20.4	A party may change its details for service of notices as specified in Clause 20.3 by giving notice in writing to the other party. Any change notified pursuant to this Clause shall take effect at 9.00 am on the later of:

20.4.1	the date (if any) specified in the notice as the effective date for the change; and

20.4.2	the date five Business Days after deemed receipt of the notice of change.

20.5	A notice is deemed to have been received (provided that all other requirements in this Clause 20 have been satisfied):

20.5.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;

20.5.2	if sent by pre-paid first class post or another next working day delivery service to an address in Belgium, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;

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20.5.3	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Days after posting or at the time recorded by the delivery service;

20.5.4	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or

20.5.5	if sent by email, at the time of transmission,

20.6	PROVIDED that if deemed receipt under the previous paragraphs of this Clause would occur outside the Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this Clause, Usual Business Hours means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post). For the purposes of this Clause, all references to time are to local time in the place of deemed receipt.

20.7	This Clause 20 does not apply to the service of any proceedings or other documents in any legal action, except for notifications of for example Claims under this Agreement, or, where applicable, any arbitration or other method of dispute resolution.

21	Interest

21.1	Subject to Clause 22 if either party fails to make any payment due to the other party under this Agreement by the due date then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

21.2	Interest under this Clause will accrue each day at rate of 5% a year above Barclay’s Bank Plc’s base rate from time to time.

22	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

23	Agreement survives Closing

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

24	Successors

This Agreement (and any of the Transaction Documents) are made for the benefit of the parties and their successors and permitted transferees, and the rights and obligations of the parties under this Agreement (and any of the Transaction Documents) shall continue for the benefit of, and shall be binding on, their respective successors and permitted transferees.

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25	Third party rights

25.1	Save as otherwise provided in this Agreement, no one other than a party to this Agreement, their personal representatives, successors and permitted transferees, shall have any right to enforce any of its terms.

25.2	The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant Clauses as recipients of rights or benefits under that Clause), the Company, its Subsidiaries, and shall be enforceable by each of them to the fullest extent permitted by law:

25.2.1	Clause 6.1 (Warranties) and Schedule 2, subject to Clause 7 (Limitations on claims);

25.2.2	Clause 8 and Schedule 5 (Tax Covenant).

25.2.3	Clause 9 (Indemnities);

25.2.4	Clause 11 (Restrictions on the Seller); and

25.2.5	Clause 12.1 (Confidentiality and announcements).

25.3	The rights of the parties to terminate, rescind or vary this Agreement or to agree any waiver or settlement under this Agreement are not subject to the consent of any other person.

26	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

27	Rights and remedies

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law. Without prejudice to any rights or remedies the Buyer may have under applicable laws, it is agreed that the Seller does not grant any representations or warranties, other than the Warranties, Tax Covenants and any other undertakings of the Seller as provided in this Agreement.

28	Inadequacy of damages

Without prejudice to any other rights or remedies that the Buyer may have, the Seller acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of Clause 10 or Clause 12 by the Seller. Accordingly, the Buyer shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of those Clauses.

29	Language

29.1	If this Agreement is additionally signed in, or is translated into, any language other than English, the English language version shall prevail.

29.2	Any other document provided in connection with this Agreement, including any Transaction Document, shall be in English, or there shall be a properly prepared translation into English and the English translation will prevail in the case of any conflict between them.

30	Governing law and jurisdiction

30.1	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with Belgian law.

30.2	Each party irrevocably agrees that the Dutch-speaking courts of Brussels, Belgium, (gerechtelijk arrondissement Brussel, Nederlandstalige rechtbanken) shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

IN WITNESS WHEREOF this document has been executed and delivered on the date first stated above.

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SCHEDULE 1 - Particulars of the Company

Name:	Interactive Concepts BV

Registration number:	0822.607.312

Registered office:	Tempeliersstraat 14, 8570 Anzegem

Issued share capital:	Amount: EUR 30,000.00 Divided into: 300 registered shares without nominal value

Registered shareholder(s) (and number of Sale Shares held):	Karel Callens - 300 registered shares with share numbers 1-300

Beneficial owner of Sale Shares (if different) and number of Sale Shares held:	N/A

Directors:	Karel Callens

Auditor(s):	N/A

Details of charges:	N/A

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SCHEDULE 2 - Warranties

Part 1 - General warranties

1	Power to sell the Company

1.1	The Seller has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which he is a party in accordance with their respective terms.

1.2	This Agreement and each of the other Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.3	The execution and delivery by the Seller of this Agreement and each of the other Transaction Documents to which it is a party and compliance with their respective terms shall not breach or constitute a default under any of the following:

1.3.1	any agreement or instrument to which the Seller is a party or by which the Seller is bound; or

1.3.2	any order, judgment, decree or other restriction applicable to the Seller.

2	Shares in the Company and subsidiaries

2.1	The Sale Shares constitute the whole of the issued share capital of the Company and are fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3	The Sale Shares are free from all Encumbrances.

2.4	No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company and neither the Seller nor the Company has agreed to confer any such rights and no person has claimed any such right.

2.5	No Encumbrance has been granted to any person or otherwise exists affecting:

2.5.1	the Sale Shares; or

2.5.2	any unissued shares, debentures or other unissued securities of the Company.

No commitment to create any such Encumbrance has been given nor has any person claimed any right to such an Encumbrance.

2.6	The Company:

2.6.1	does not hold or beneficially own, or has agreed to acquire, any shares, loan capital or other securities in any company;

2.6.2	does not have any subsidiaries or subsidiary undertakings;

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2.6.3	is not nor has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

2.6.4	does not have outside its country of incorporation, any branch or permanent establishment; or

2.6.5	does not control or take part in the management of any company or business organisation, nor has it agreed to do so.

2.7	The Company has not at any time:

2.7.1	purchased, redeemed or repaid any of its own share capital; or

2.7.2	given any financial assistance in contravention of any applicable law or regulation; or

2.7.3	issued any securities that are convertible into shares.

2.8	No shares in the capital of the Company have been issued and no transfer of any such shares has been registered (where applicable), except in accordance with all applicable laws and constitutional documents of the Company.

3	Constitutional and corporate documents

3.1	Copies of the constitutional and corporate documents of the Company have been Disclosed. Such copy documents:

3.1.1	are true, accurate and complete in all respects; and

3.1.2	have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

3.1.3	fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.

3.2	All statutory books and registers of the Company:

3.2.1	have been properly kept in accordance with all applicable laws;

3.2.2	are correctly written up to date; and

3.2.3	contain a true, complete and accurate record of all matters and information which should be contained in them.

No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

3.3	All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, any authority responsible for maintaining a register of companies) have been correctly made up and duly filed or, as the case may be, delivered.

3.4	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations.

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3.5	All deeds and documents belonging to the Company, or to which it is a party, are in the possession of the Company.

4	Information

4.1	All information contained in the Disclosure Schedule is true, complete and not misleading.

4.2	All information given by or on behalf of the Seller (or its advisers or agents) to the Buyer (or its advisers or agents) in the course of negotiating the Transaction was, when given, and is, now, true, complete. and not misleading

4.3	The particulars of the Company in this Agreement are accurate.

5	Compliance with laws

5.1	The Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction, as well as any judicial decisions, arbitration awards or decisions of any public authority to which it may be subject.

5.2	The Company, nor any of its respective directors or employees (current or past) has been convicted of any offence in relation to the Business or affairs of the Company.

6	Licences and consents

6.1	The Company has all necessary licences, consents, permits and authorities required to carry on its business in the places and in the manner in which such business is carried on at the date of this Agreement (Consents). Details of the Consents and copies of all related documentation have been Disclosed.

6.2	Each of the Consents is valid and subsisting the Company is not in breach of the terms or conditions of the Consents (or any of them).

6.3	There is no reason why any of the Consents may be suspended, cancelled, revoked or not renewed on the same terms.

7	Insurance

7.1	The Company maintains, and has at all material times maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

7.2	The Disclosure Schedule includes complete and accurate details of all insurance policies maintained by or on behalf of the Company (Policies).

7.3	The Policies are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed.

7.4	The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.

7.5	None of the Policies:

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7.5.1	are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate;

7.5.2	are void or voidable, and nothing has been done, or omitted to be done, which could make any of them void or voidable; or

7.5.3	are capable of being terminated, or will otherwise cease to be available to the Company as a result of Closing.

7.6	The Disclosure Schedule contains complete and accurate details of all insurance claims made by the Company during the period of 12 months ending on the date of this Agreement.

7.7	There are no material outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to a claim under any of the Policies.

8	Disputes and investigations

8.1	Neither the Company, nor any of its respective Directors nor any person for whose acts the Company may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 8 as Proceedings):

8.1.1	any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body or any department, board or agency (except for debt collection in the normal course of business); or

8.1.2	any dispute with or investigation, inquiry or enforcement proceedings by any governmental, regulatory or similar body or agency in any jurisdiction.

8.2	No Proceedings have been threatened or are pending by or against the Company, any Director or any person for whose acts the Company may be vicariously liable, and there are no circumstances likely to give rise to any such Proceedings.

8.3	Company is not:

8.3.1	affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

8.3.2	has given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party a subsisting undertaking arising out of, or in connection with, any Proceedings.

9	Defective products and services

9.1	The Company has not sold any products or supplied any services which were at the time they were sold or supplied, faulty or defective, or which did not or do not comply with:

9.1.1	any warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such products or services; or

9.1.2	any laws, regulations, standards and requirements applicable to such products or services.

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9.2	No proceedings have been started, are pending or have been threatened against the Company:

9.2.1	in which it is claimed that any product sold by the Company is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property when applied or used as intended; or

9.2.2	in respect of any services supplied by the Company.

9.3	There are no disputes between the Company and any of its respective customers, clients or any other third parties in connection with any products or services sold or supplied by the Company.

10	Customers and suppliers

10.1	The definition in this paragraph applies in this Agreement.

Material Counterparty: any customer, client or supplier of the Company who is of material importance to the business or profits of the Company.

10.2	In the period of 12 months ending on the date of this Agreement:

10.2.1	no Material Counterparty, except for Casio projectors, has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with the Company;

10.2.2	there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and

10.2.3	the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or a reduction in trading with, any customer, client or supplier of the Company, or a change in the terms on which any such customer, client or supplier does business with the Company.

10.3	Other than the Buyer, no customer, client or supplier accounted for more than 25% of the aggregate sales or purchases (as applicable) made by the Company during the period of 12 months ending on the date of this Agreement.

11	Contracts

11.1	The definition in this paragraph applies in this Agreement.

Material Contract: any agreement, arrangement, understanding or commitment that the Company is a party to or bound by, and which is of material importance to the business, profits or assets of the Company.

11.2	Except as Disclosed, the Company is not a party to, or otherwise subject to, any agreement, arrangement, understanding or commitment which:

11.2.1	is a Material Contract;

11.2.2	is of an unusual or exceptional nature;

11.2.3	is not in the ordinary and usual course of the Business;

11.2.4	may be terminated as a result of any Change of Control of the Company;

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11.2.5	restricts the freedom of the Company to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit;

11.2.6	involves agency or distributorship;

11.2.7	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

11.2.8	involves the grant of any sole or exclusive rights by or to the Company;

11.2.9	is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;

11.2.10	cannot be readily fulfilled or performed by the Company on time without undue or unusual expenditure of money and effort;

11.2.11	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of EUR 10,000;

11.2.12	requires the Company to pay any commission, finders’ fee, royalty or the like;

11.2.13	is not on arm’s length terms;

11.2.14	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

11.2.15	provides for payments or other dealings in or calculated by reference to the euro; or

11.2.16	is a finance lease, hire purchase, rental or credit sale agreement, or which otherwise provides for the purchase or right to purchase any asset by instalment payments.

11.3	There are no outstanding or ongoing negotiations of material importance to the business, profits or assets of the Company, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract, or a contract of any other type as referred to in paragraph 11.2 of Part 1 of Schedule 2.

11.4	Each Material Contract is in full force and effect and binding on the parties to it.

11.5	Neither the Company, nor, to the best of the knowledge of the Seller, any counterparty is (or will, with the lapse of time, be) in default of:

11.5.1	any Material Contract; or

11.5.2	any other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company.

11.6	No notice of termination of a Material Contract has been received or served by the Company and there are to the knowledge of the Seller no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

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12	Transactions with the Seller

12.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following the Seller or any or any person Connected with him.

12.2	The Seller is not entitled to a claim of any nature against the Company, or has assigned to any person the benefit of such claim.

12.3	Neither the Seller nor any person Connected with the Seller is at the date of this Agreement, nor has been at any time during the period of 5 years immediately preceding the date of this Agreement, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with all or any part of the Business.

13	Finance and guarantees

13.1	The Disclosure Schedule contains full particulars of all:

13.1.1	money borrowed by the Company; and

13.1.2	loans, overdrafts or other financial facilities currently outstanding or available to the Company (Financial Facilities), including copies of all material documents relating to such Financial Facilities.

13.2	The total amount borrowed by the Company (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers the Company contained in:

13.2.1	its constitutional documents; or

13.2.2	in any debenture or other deed or document binding on the Company.

13.3	There are no circumstances or matters which could affect the continuance of any of the Financial Facilities, or which may result in an amendment of their terms.

13.4	No indebtedness of the Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

13.5	The Company has not received any notice (the terms of which have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.

13.6	Except as Disclosed, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise).

13.7	The Company has not given or entered into (or agreed to give or enter into), any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

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13.8	The Company has not:

13.8.1	factored or discounted any of its debts; or

13.8.2	engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

13.8.3	waived any right of set-off it may have against any third party.

13.9	The Company does not have any outstanding loan capital or has lent any money that has not been repaid and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

13.10	The debts owing to the Company as reflected in the Accounts:

13.10.1	have either been realised prior to the date of this Agreement or will, within three months after the date of this Agreement, be realised in cash for their full amount as included in those Accounts or books;

13.10.2	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

13.10.3	are as far as the Seller is aware not subject to any right of set-off or counterclaim.

13.11	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

13.12	Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this Agreement, have been Disclosed and the Company does not have any other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than payments in the ordinary course of the Business.

13.13	The Company does not have any liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

13.14	No sum is owing by the Company to their auditors, solicitors or other professional advisers, and no accrual ought properly be made by it in respect of any such sum.

14	Insolvency

14.1	The Company:

14.1.1	is not insolvent nor unable to pay its debts within the meaning of the insolvency legislation applicable to the Company; and

14.1.2	has stopped paying its debts as they fall due.

14.2	No step has been taken in any jurisdiction to initiate any process by or under which:

14.2.1	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented;

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14.2.2	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company;

14.2.3	a person is appointed to manage the affairs, business and assets of the Company on behalf of their creditors; or

14.2.4	the holder of a charge over all or any of the assets of the Company is appointed to control the business and/or all or any assets of the Company.

14.3	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among their creditors, shareholders or other contributors.

14.4	No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of the Company.

14.5	None of the events referred to in paragraph 14.1 to paragraph 14.4 above has occurred in relation to the Seller.

15	Assets

15.1	The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company in connection with the Business (except for those disposed of since the Accounts Date in the normal course of the Business) are:

15.1.1	owned by the Company, and the relevant owner has good and marketable title to such assets;

15.1.2	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; except for the car lease to be transferred to the Seller (or its management company) as soon as possible following Closing, and

15.1.3	in the possession and control of the Company.

15.2	Except as Disclosed, none of the assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

15.3	The assets of the Company comprise all the assets necessary for the continuation of the Business.

16	Plant and equipment

16.1	The facilities and any equipment used by the Company in connection with the Business are:

16.1.1	in good working order and have been regularly and properly maintained;

16.1.2	capable, and will continue to be capable, of doing the work for which they were designed; and

16.1.3	not surplus to the current or proposed requirements of the Company.

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17	Environment and health and safety

17.1	The definitions in this paragraph apply in this Agreement.

Environment	the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including natural persons) supported by those media.

EHS Laws	all applicable laws, statutes, regulations, subordinate legislation, by-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, and legally binding codes of practice and guidance notes to the extent that they relate to or apply to the Environment energy efficiency, climate change or the health and safety of any person.

EHS Matters	all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to any Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

EHS Permits	any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to the Leasehold Property.

Harm	harm to the Environment, and in the case of natural person, this includes offence caused to any of its senses or harm to its property.

Hazardous Substances	any material, substances or organism which, alone or in combination with others, is capable of causing Harm.

Waste	any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

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17.2	The Company has obtained and complied at all times with all EHS Permits. All EHS Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any EHS Permits.

17.3	The Company has at all times operated in compliance with all EHS Laws in force from time to time and there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

17.4	All information provided by or on behalf of the Company to any relevant enforcement authority, and all records and data required to be maintained by the Company under the provisions of any EHS Laws, are complete and accurate.

17.5	So far as the Seller is aware, there are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, the Leasehold Property.

17.6	The Company has not been required to hold, nor has it ever applied for, a waste disposal licence or waste management licence under any EHS Laws.

17.7	There have been, so far as the Seller is aware, no claims, investigations, prosecutions or other proceedings brought or threatened against the Seller or the Company (or any of their respective directors, officers or employees) in respect of Harm arising from the operation of the Business. At no time has the Seller or the Company received any notice, communication or information alleging any liability in relation to any EHS Matters or that any remediation works are required.

17.8	The Company has adequate exploitation liability insurance cover in respect of the Business and the Leasehold Property and no claims have been made or are contemplated under any such insurance.

17.9	The Company does not have, nor is likely to have any actual or potential liability under any EHS Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

17.10	The Company has not given or received any warranties or indemnities or entered any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

18	Intellectual property

18.1	The definition in this paragraph applies in this Agreement.

Intellectual Property Rights	patents, rights to inventions, copyright and related rights trademarks and service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

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18.2	The Seller confirms that the Company does not own any Intellectual Property Rights, other than licenses on the computer software it uses, her domain name and company and trade name.

18.3	All licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company:

18.3.1	uses or exploits Intellectual Property Rights owned by any third party; or

18.3.2	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party, have been Disclosed.

18.4	Except as Disclosed, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights used in the course of Business, free from all Encumbrances.

18.5	The Company does not require any Intellectual Property Rights other than those Disclosed in order to carry on the Business as it is conducted at the date of this Agreement.

18.6	The Intellectual Property Rights Disclosed are valid, subsisting and enforceable and nothing has, as far as the Seller is aware, been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

18.6.1	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

18.6.2	all confidential information (including know-how and trade secrets) owned or used by the Company has, as far as the Seller is aware, been kept confidential and has not been disclosed to third parties (other than parties who have signed, if applicable, written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Schedule);

18.6.3	no trade name or domain name identical or similar to any such rights has, as far as the Seller is aware, been registered or is being used by any person in the same or a similar business to that of the Company, in any jurisdiction in which the Company or any Subsidiary has registered or is using that trade name or domain name; and

18.6.4	there are and have been, to the knowledge of the Seller, no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

18.7	As far as the Seller is aware, nothing is due to be done within 30 days of the date of this Agreement the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company.

18.8	As far as the Seller is aware, there has been no infringement by any third party of any of the Intellectual Property Rights Disclosed, nor, as far as the Seller is aware, any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business or assets of the Company, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is, as far as the Seller is aware, current or anticipated.

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18.9	The activities of the Company, and any licensee of Intellectual Property Rights granted by the Company have not:

18.9.1	infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

18.9.2	constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

18.9.3	given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

19	Information technology

19.1	The definitions in this paragraph apply in this Agreement.

IT Contracts	all written and oral arrangements and agreements (including those currently being negotiated) under which any third party (including, without limitation, any source code deposit agent) provides or will provide any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements).

IT System	all computer hardware (including network and telecommunications equipment), databases (Databases) and software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (Source Code)) (Software) owned, used, leased or licensed by or to the Company.

Virus	any program which contains malicious code or infiltrates or damages a computer system without the owner’s informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

19.2	The IT System of the Company consists of the hardware indicated in the Accounts and Disclosed. The IT Contracts are limited to the software licenses Disclosed. To the best knowledge of the Seller, the IT Contracts are adequate for the purposes of the Business.

19.3	Except to the extent provided in the IT Contracts, the Company is the owner and in possession of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System for the purposes of the Business both before and after Closing.

19.4	The IT Contracts are valid and binding and no act or omission has, as far as the Seller is aware, occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

19.5	There are and have been no claims, disputes or proceedings arising or, as far as the Seller is aware, threatened under any IT Contracts.

19.6	The elements of the IT System:

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19.6.1	are functioning properly and in accordance with all applicable specifications and with the service levels set out in the IT Contracts, and are reasonably fit for the purposes of the Business;

19.6.2	are not defective in any respect;

19.6.3	do not contain any Virus;

19.6.4	have reasonable sufficient capacity and performance to meet the current requirements of the Business;

19.6.5	include sufficient user information to use and operate the IT System for the current Business; and

19.6.6	all versions of the Software used by the Business are currently supported by the respective owners of the Software.

19.7	The Company has implemented appropriate but reasonable procedures in accordance with best industry practice (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

19.8	A copy of the disaster recovery plan and a data security breach plan, is attached to the Disclosure Schedule.

19.9	The Company has not been or is in breach of any data security breach reporting or notification requirement under any applicable law, regulation or mandatory code.

20	Data protection

20.1	The Company has fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

21	Employment

21.1	The definitions in this paragraph apply in this Agreement.

Employee	any person employed by the Company under a contract of employment.

Employment Legislation	legislation applying in Belgium affecting contractual or other relations between employers and their employees including (but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under European treaty provisions or directives enforceable against the Company or by any Employee.

21.2	The Company does not and never has had any Employees.

22	Property

22.1	The definitions in this paragraph apply in this Agreement.

Current Use	the identified use for the Leasehold Property as set out in Schedule 3.

Lease	the lease under which a Leasehold Property is held.

Leasehold Property	means the Leasehold Property or part or parts of it, detailed of which are as set out in Schedule 3.

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22.2	The particulars of the Leasehold Property set out in Schedule 3 are true and complete.

22.3	The Leasehold Property is the only land and buildings used or occupied by the Company.

22.4	The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right or interest in, or affecting, any land or buildings other than the Leasehold Property.

22.5	The Company does not have any actual or contingent liability in respect of any other property.

22.6	The Company identified as the owner in Schedule 3 is, as far as the Seller is aware, in possession and actual occupation of the whole of the Leasehold Property on an exclusive basis and, as far as the Seller is aware, no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, or has been granted or agreed to be granted to any third party.

22.7	The Seller has in its possession and control and has Disclosed:

22.7.1	copies of all the agreements and documents necessary to prove good and marketable title to the Leaseholder Property; and

22.7.2	in relation to the Lease:

22.7.2.1	all consents required under the Lease;

22.7.2.2	copies of all assignments of the Lease; and

22.7.2.3	evidence of the current annual rent payable under the Lease.

22.8	The Lease has been validly granted.

22.9	In relation to the Lease, all rent and other sums payable by the Company have been paid as and when they became due and no Lease Sums have been:

22.9.1	set off or withheld; or

22.9.2	commuted, waived or paid in advance of the due date for payment.

22.10	No collateral assurances, undertakings or concessions have been made by the Company to the Lease.

22.11	All replies given in writing by or on behalf of the Seller or the Company in response to any enquiries raised in writing by or on behalf of the Buyer in relation to the Leasehold Property were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead being given on the Closing Date.

22.12	All covenants, restrictions, stipulations and other Encumbrances affecting the Leasehold Property have been fully observed by the Company and performed and no notice of any alleged breach has been received by the Company.

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22.13	There are, as far as the Seller is aware, no disputes relating to or affecting the Leasehold Property.

22.14	The Company has complied with any applicable law or regulation in respect of the Leasehold Property. All planning permissions, orders and regulations issued under the applicable laws and regulations have to the extent applicable been fully complied with.

22.15	The Leasehold Property is in a good state of repair and condition and is fit for the Current Use.

23	Accounts

23.1	The Accounts:

23.1.1	have been prepared in accordance with Belgian GAAP and using the accounting standards, policies and practices generally accepted in Belgium; and

23.1.2	comply with the requirements of the law of Belgium.

23.2	The Accounts:

23.2.1	Make at the Accounts Date proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving inventory and for depreciation on fixed assets;

23.2.2	do at the Accounts Date not overstate the value of current or fixed assets; and

23.2.3	do at the Accounts Date not understate any liabilities (whether actual or contingent); and

23.2.4	contain at the Accounts Date either provision adequate to cover, or full particulars in notes of, all Taxes (including deferred taxes) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the date to which they have been prepared.

23.3	The Accounts:

23.3.1	give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit and loss of the Company for the accounting period ended on the date to which they have been prepared; and

23.3.2	(save as the Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

23.4	The Accounts have been approved and filed in accordance with the requirements of applicable law.

23.5	The Accounts have been prepared on a basis consistent with the accounts of, the Company, for the two prior accounting periods without any change in accounting policies used.

23.6	The Accounts have not been influenced in any material respect by calling in debtors in advance of the usual debtor days, and the level of creditors was not influenced in any material respect by paying creditors outside of the usual creditor days.

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24	Financial and other records

24.1	All financial and other records of the Company (Records):

24.1.1	have been properly prepared and maintained;

24.1.2	constitute an accurate record of all matters required by law to appear in them and, in the case of the accounting records, comply with the requirements of the law of Belgium;

24.1.3	do not contain any material inaccuracies or discrepancies; and

24.1.4	are in the possession of the Company.

24.2	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

24.3	All statutory records, including the accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with all requirements of applicable legislation.

24.4	All deeds and documents belonging to the Company are in the possession of the Company.

24.5	To the extent that any of the Records are maintained or stored electronically:

24.5.1	either the Company is the owner or licensee of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and

24.5.2	such Records are adequately backed-up.

25	Changes since Accounts Date

25.1	Since the Accounts Date:

25.1.1	the Company has conducted its Business in the normal course and as a going concern;

25.1.2	there has been no material adverse change in the turnover, financial position or, as far as the Seller is aware, the prospects of the Company;

25.1.3	the Company has not issued or agreed to issue any share or loan capital;

25.1.4	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

25.1.5	the Company has not borrowed or raised any money or given or taken any form of financial security;

25.1.6	no capital expenditure has been incurred on any individual item by the Company in excess of EUR 10,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of EUR 10,000, except as set out in Schedule 4;

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25.1.7	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

25.1.8	there has been no abnormal increase or reduction of inventory;

25.1.9	none of the inventory reflected in the Accounts has realised an amount less than the value placed on it in the Accounts;

25.1.10	the Company has not offered price reductions or discounts or allowances on sales of inventory or sold inventory at less than its value in the Accounts;

25.1.11	the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company at the Accounts Date which have been outstanding for more than 90 days; and

25.1.12	there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting principles and policies as those applied in the Accounts (and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any of the assets acquired by the Company after the Accounts Date, at a figure no greater than cost).

26	Effect of the Transaction

26.1	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will:

26.1.1	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any other right in respect of, the Company;

26.1.2	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares;

26.1.3	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the Transaction;

26.1.4	entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company;

26.1.5	as far as the Seller is aware, result in any customer, client or supplier being entitled to cease dealing with the Company or reducing its level of business, or changing the terms on which it deals, with the Company;

26.1.6	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition;

26.1.7	result in the loss or impairment of, or any default under any licence, authorisation or consent required by the Company for the purposes of the Business;

26.1.8	result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn; or

26.1.9	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company.

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27	Warranties as to Initial Consideration Shares.

27.1	As to the Initial Consideration Shares of Boxlight to be issued to Seller at Closing, the Seller represents, warrants and acknowledges that:

27.1.1	the Initial Consideration Shares have not been registered to sale under the United States Securities Act of 1933, as amended (Securities Act), and may not be sold, pledged,, hypothecated or assigned in the absence of a registration statement declared effective under the Securities Act by the United States Securities and Exchange Commission (SEC), or the receipt of a legal opinion from counsel acceptable to Boxlight that such registration is not required by reason of the existence of an applicable exemption from such registration requirements;

27.1.2	a restrictive legend consistent with Clause 27.1 may be included in the share certificate evidencing the Initial Consideration Shares;

27.1.3	the Initial Consideration Shares are “restricted securities” within the meaning of Rule 144(a)(1) as promulgated under Regulation D of the Securities Act (Regulation D), and may only be publicly sold by Seller without registration under the Securites Act in a brokers transaction under Rule 144 following six (6) months from the date of issuance of such Initial Consideration Shares; and

27.1.4	Seller and his spouse have a combined net worth in excess of USD$1,000,000 and meets the requirements of an accredited investor within the definition of such term as set forth in Rule 501 of Regulation D, and has no immediate need for liquidity in his investment in the Initial Consideration Shares.

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Part 2 - Tax Warranties

1	Tax returns and compliance

1.1	The Company has within the relevant time limits complied with all applicable laws in respect of Tax, especially with regard to correctly making all returns, giving all notices and submitting all computations, accounts or other information required to be made, given or submitted to any Tax Authority and all such returns and other documentation were and are true, complete and accurate and gave disclosure of all material facts and circumstances.

1.2	All claims, elections and disclaimers assumed for the purposes of the Accounts or the returns have within the relevant time limits been correctly made and submitted, and remain valid in all respects and the Disclosure Schedule contains full details of any claims, elections, disclaimers, returns or other documentation which need to be submitted to a Tax Authority, where the time limit has not expired at Closing.

1.3	The Company has no agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority.

2	Deductions and Payments of Tax

2.1	The Company has:

2.1.1	properly deducted and/or withheld from payments made by it all Tax required to be deducted and/or withheld; and

2.1.2	within the relevant time limits paid or accounted for all Tax which it is or was liable to pay or account for (including Tax required to be deducted or withheld from payments).

3	Records

3.1	The Company has maintained and is in possession of all records required for Tax purposes and all such records remain true and complete. In particular, without limitation, the Company has sufficient records to enable it to calculate any present or, so far as possible, future liability for Tax or its entitlement to any deduction, relief or repayment of Tax and any claims or elections it has made relating to Tax.

3.2	All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

4	Penalties, disputes and investigations

4.1	The Company is not, and has not within the last six years been, liable to pay any fine, interest, surcharge or penalty in relation to Tax, nor has it been involved in any dispute with, or the subject of (as far as the Seller is aware) an enquiry or investigation by, a Tax Authority and there are no facts which are likely to cause it to become liable to pay any fine, interest, surcharge or penalty nor to give rise to any such dispute, enquiry or investigation.

4.2	No enquiry which has been made into a tax return of the Company remains outstanding.

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5	Secondary Liabilities

No Tax has been or may be assessed on or required to be paid by the Company where the amount in question is the primary liability of another person, and where such assessment or requirement arises or arose by reason of the failure by any other person to satisfy a Tax liability.

6	Residence and Overseas Matters

6.1	The Company is, and always has been, resident only in Belgium for Tax purposes (and has never been treated as resident outside Belgium for the purposes of any double tax convention).

6.2	The Company is not carrying on and has never carried on any trade or otherwise been liable to Tax other than in Belgium, or is acting or has ever acted as the branch, agent, factor, or tax representative of any person resident outside Belgium for Tax purposes and no such person carries on any trade or business through the Company.

7	Withholding Tax (“bedrijfsvoorheffing”)

7.1	The Company has properly operated all Belgian company withholding taxes and complied with all its obligations in respect of national insurance and has complied with all its reporting, accounting and payment obligations to the relevant authorities.

7.2	No person other than the Seller with respect to the Sale Shares, has within the last three years held any shares or securities or options over or interests in any shares or securities of the Company and the Company could not be liable after Closing to pay any Tax in respect of, or in consequence of any event occurring in relation to, any such shares, securities, options or interests.

8	VAT and Indirect Taxes

8.1	The Company is registered in Belgium for the purposes of the legislation relating to Belgian VAT and is not registered, and is not required to register, in any other jurisdiction in respect of VAT or any similar tax.

8.2	All supplies made by the Company are taxable supplies for Belgian VAT purposes.

9	Chargeable Gains

The amount at which any asset is included in the Accounts and/or the amount of consideration given on the acquisition of any asset by the Company since the Accounts Date, is such that on the disposal of such asset for a consideration equal to such amount (disregarding any statutory right to make any election or to claim any allowance or relief), no liability to tax in respect of any chargeable gain will arise.

10	Capital Allowances

The value attributed in the Accounts to each asset, or the aggregates of the values attributed to the assets in each pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made, is such that on a disposal of each such asset or pool of assets on the Accounts Date for a consideration equal to such a value or aggregate value no balancing charge would arise.

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11	Groups

11.1	The Company has no outstanding obligation to make or any entitlement to receive any payment to or from another company in respect of any amounts surrendered, or agreed to be surrendered, by way of group relief, either to or by the Company.

11.2	No liability to Tax (disregarding any statutory right to make any election, or to claim any allowance or relief) will or may arise to the Company or be increased as a result of or in consequence of the entry into this Agreement and/or the sale of the Company pursuant to this Agreement.

12	Anti-avoidance

12.1	Neither the Company nor any Connected person has carried out, been party to, or otherwise involved in any transaction:

12.1.1	which could give rise to a liability to Tax under any legislation introduced to counter tax avoidance;

12.1.2	where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise; and/or

12.1.3	in relation to which the Company considered or was advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.

12.2	The Company has not been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Company should or could be substituted for Tax purposes.

12.3	In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company has entered with a party with which it was connected, the Company has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

13	Events since Accounts Date

13.1	Since the Accounts Date:

13.1.1	the Company has not been involved in any transaction outside the ordinary and normal course of business which has given or could give rise to a liability to Tax or would have given rise to such a liability but for the availability of any relief ;

13.1.2	the Company has not incurred or become liable to incur, and there is no continuing obligation to pay, any amount which will not be wholly deductible in computing taxable profits, except for capital expenditure qualifying for capital allowances and expenditure on entertainment, except as indicated in Schedule 4; and

13.1.3	the Company has not entered into any transaction which will or may (disregarding any statutory right to make any election or claim any allowance or relief) give rise to a liability to Tax on chargeable gains.

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SCHEDULE 3 - Particulars of the Leasehold Property

Description of the Property	Warehouse (100m²) at Maalbeekstraat 2, 8790, Waregem, Belgium

Owner	Arcadia NV (headlease) Sulmon NV (sublease)

Description of Lease	Use of the warehouse in accordance with article 18, §1, paragraph 2, 9° of the Belgian VAT-code, solely to be used for storage of digital boards. Other products can be stored with prior written approval of the lessor. Q&A contains a question whether previously, such an approval has been obtained.

Registered/unregistered	Not specified

Title number (if registered)	Not specified

Contractual date of termination of Lease	31/03/2028 (9 years)

Occupier	Interactive Concepts BV

Current Use	Storage of digital boards.

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SCHEDULE 4 - Disclosure Schedule

Content data room

Legal DD

A. Checklist legal due dilligence – Interactive Concepts BV

B. Checklist 210203 QA Project Felix

1.1 Statuten

1.2 Inschrijving KBO

1.3 AV verslagen

1.3.1 AV getekend verslag 2015

1.3.2 AV getekend verslag 2016

1.3.3 AV getekend verslag 2017

1.3.4 AV getekend verslag 2018

1.3.5 AV getekend verslag 2019

1.3.6 AV getekend verslag 2020

1.4 Samenstelling bestuur

1.5 Grootte onderneming

1.6 Bevestiging registratie UBO Interactive Concepts BV

1.6.1 Aandelenregister

1.9 Samenstelling dagelijks bestuur

1.10 Bankgegevens

2.13 Folder _ toelichting AXXI BV

4.22.1 Huurcontract magazijn

4.22.2 Factuur handling Sulmon NV

4.22.3 Extra duiding bij facturatie handling

4.23.1 Onderhoudscontract bedrijfswagen

4.23.2 Renting bedrijfswagen

4.24.1 Casio invoice

4.24.2 Conen Mounts invoice

4.24.3 Kindermann invoice

4.24.4 Lumens invoice _ shipment from Holland warehouse

4.24.5 Lumens invoice _ shipment from Taiwan factory

4.24.6 Main supplier conditions

4.26 Algemene voorwaarden Interactive Concepts BV

4.27.1 Financiering leasing project scholengroep Ferdinand Verbiest

4.27.2 Fiscoline Belfius 071020

4.27.3 Fiscoline Belfius 171220

4.29.1 Taks Shelter 2018

4.29.2 Taks Shelter 2019

5.39 Contracten verzekering

5.39 Folder _ toelichting Q&O verzekeringen

5.39.1 Polis IVECO

5.39.2 Polis brand

5.39.3 Polis BA uitbating

5.39.4 Polis BA na levering

5.39.5 Polis 2573862

5.39.6 Polis bedrijfswagen

5.40.1 Attest betaling auto

5.40.2 Attest betaling BA

5.40.3 Attest betaling brand

6.43 IPT contract Karel Callens

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Financial DD

A. Interactive Concepts Information Request 210127

1. Fiche 281.20 bezoldiging bedrijfsleider 2020

2. Afschrijvingstabellen

2.1 2018

2.2 2019

2.3 2020

2.4 Herziening investeringen

3. Vervaldagbalans klanten anoniem

4. Stock units 311220v2

5. Cash balance updates

5.1 See initial cash balance in Word document “Information request 210127”

6.1 Vervaldagbalans leveranciers

6.2 Garantiekosten

6.2.1 2017

6.2.2 2018

6.2.3 2019

7. Rekening Courant Karel Callens _ verrichtingen 211231 tot closing

8.1.1 BTW aangiftes

8.1.2 BTW ontvangstbevestigingen

8.2.1 Aflossingstabel voorafbetaling 150k 2020

8.2.2 Contract voorbetaling 30k 2020

8.3 Berekening tax shelter 2018

8.3.1 Tax shelter 2018

8.4 Berekening tax shelter 2019

8.4.1 Tax shelter 2019

9. Belastingaangiftes

9.1 2017 aangifte

9.2 2018 aangifte

9.3 2019 aangifte

9.4 Aanslagbiljet vennootschapsbelasting 2018

9.5 Aanslagbiljet vennootschapsbelasting 2019

9.6 Aanslagbiljet vennootschapsbelasting 2020

10. Aangifte RV intresten

10.1 aangifte RV intresten 2017

10.2 aangifte RV intresten 2018

10.3 aangifte RV intresten 2019

11.1 IC 12 2018 jaarrapport

11.2 IC 12 2018 btw omzetvergelijking

11.3 IC 12 2019 jaarrrapport

11.4 IC 12 2019 btw omzetvergelijking

12. Afsluiting boekjaar 2020

12.1 IC 12 2020 jaarrapport

12.2 Notulen AV IC BV 31 12 2020

12.3 Brief betaling RV op intresten RC 2020

13. BAV _ uitkering liquidatiereserve 2021

13.1 Notulen BAV

13.2 Notulen bestuursorgaan IC BV – uitkering liquidatiereserve 2021

13.3 Bijzonder verslag bestuursorgaan liquiditeitstest 2021

13.4 Verklaring Axxi – uitvoering testen

13.5 Aangifte RV liquidatiereserve 2021

14. Brief betaling bedrijfsvoorheffing IC BV 1e kwartaal 2021

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SCHEDULE 5 – TAX COVENANT

The Seller shall indemnify and hold harmless the Buyer or, at Buyer’s option, the Company, on a euro-for-euro basis from and against:

●	all Taxes incurred (including all additional taxes, increases and penalties imposed by any Governmental Authority) by the Company in respect of any period ending on the Accounts Date (together with all expenses incurred in connection therewith) which have not been paid on or before the Accounts Date or which have not been sufficiently accounted for in the Accounts;

●	all Taxes or other obligations in relation to Tax incurred by the Company with respect to the period since the Accounts Date until the Closing Date which are not incurred in the ordinary course of business of the Company as a result of the profitable continuance of the Company’s activities in the ordinary course of business and in compliance with all applicable laws and the Agreement;

●	all Taxes incurred by the Company resulting from the non-deductibility, or refusal by the Tax authorities or any other competent authority to accept the deductibility, for income tax purposes (in whole or in part) of any expenses or costs borne by the Company on or before the Closing Date and deducted by the Company for Tax purposes;

●	all Taxes incurred by the Company, or the Buyer, arising out of or in connection with the payment of the Purchase Price to the Seller;

●	all Taxes incurred or payable by the Company arising out of or in connection with any Leakage, including any Permitted Leakage;

●	all Losses arising out of or in connection with any Tax liability resulting from an overstatement of provisions or from or in connection with transactions between the Company and the Seller or any person Connected with the Seller on or before the Closing Date;

●	all Losses incurred by the Company arising out of or in connection with a failure to file or late filing of Tax returns or filings, or other documents (including tax slips (“fiscale fiches” / “fiches fiscales”) for any remuneration, commission or benefit granted to any person), required to be filed by the Company on or before the Closing Date or as a consequence of such Tax returns or filings, or other documents containing inaccurate or incomplete information; and

●	all Taxes incurred (including e.g. VAT adjustments) by the Company resulting from incorrect reporting for Tax purposes or the absence, incompleteness or inaccuracy of documentary evidence in relation to any transaction, reorganization (including mergers, demergers or similar transactions) or revaluation by the Company which has taken place up to and including the Closing Date.

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SCHEDULE 6 – Management Agreement

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Done in Anzegem, Belgium on 19 March 2021, in two (2) originals, each party acknowledging receipt of one such original, whereby the Parent and the Buyer acknowledge having the same interest

The Seller

Karel Callens

[Signature page of the Buyer to the share purchase agreement]

The Buyer

Clevertouch B.V.
Name:
Title: Director

[Signature page of the Parent to the share purchase agreement]

The Parent

Sahara Holdings Limited
Name:
Title: Director